Exhibit 99.1

INVESTOR CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE REPORTS RESULTS FOR FIRST QUARTER 2022

Delivered sales growth driven by mobility & seating and lifestyle products
Reaffirmed full year 2022 financial guidance

ELYRIA, Ohio - (May 9, 2022) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today reported results for the quarter ended March 31, 2022.
Executive Summary
Reflecting on the quarter, Matt Monaghan, chairman, president, and chief executive officer, said "In 1Q22, we delivered 2.4% reported net sales and 6.4% constant currency net sales growth driven by sales of mobility & seating products which achieved double-digit growth. We are pleased that strong demand continued across our entire portfolio of products.

As we work to increase our capability to fulfill strong demand, we continue to experience an adverse impact on cost and availability of inputs. In response, we are streamlining our portfolio to emphasize more clinically valuable products and implementing pricing actions to offset increased costs. Coupled with the introduction of new high value products, we expect these actions to be increasingly impactful throughout the remainder of the year.

As we have successfully done in recent years, we continue to execute transformative actions that will enhance our competitive position. Since the beginning of 2022, we have taken actions to streamline how we operate, which will yield substantial cost savings. In addition, new software is improving the customer experience by making it easier to transact with Invacare. We look forward to providing updates on other transformative changes which will generate profitable growth and enhanced shareholder value in 2022 and beyond."

Key Metrics (1Q22* versus 1Q21)
•Reported net sales was $201.0 million, an increase of 2.4%. Constant currency net sales(a) increased 6.4%.
•Gross profit as a percent of net sales was 23.7%, a decrease of 410 basis points attributable to higher costs, primarily in freight and material, as well as operational inefficiencies from intermittent production stoppages, which more than offset the benefit of price increases.

•SG&A expense increased by $1.7 million, or 3.0%, and constant currency SG&A(b) increased by $3.5 million, or 5.9% primarily related to ERP expenses taken in the quarter that were not capitalized due to a temporary pause in new deployments.
•Operating loss was $16.6 million due to lower gross profit and higher SG&A expense, as well as increased restructuring costs.
•Adjusted EBITDA(c) loss of $8.6 million was primarily attributable to lower gross margin and higher SG&A expense.
•Free cash flow(d) usage was $29.8 million, an increase of $12.0 million. 1Q22 free cash flow usage funded the operating loss, customer bonus payments, and increased inventory and lower accounts payable.

* Date format is quarter and year in each instance

Commenting on the company's financial results, Kathy Leneghan, senior vice president and chief financial officer stated, "Demand trends for our industry-leading products remained strong, demonstrated by our top-line revenue performance despite continuing supply chain disruptions. As expected, and in line with our historic seasonality, the company consumed cash in 1Q22 to build inventory, fund annual customer rebates, and pay higher input costs driven by supply chain disruptions. We anticipate free cash flow to improve for the full year compared to 2021 and sequentially each quarter in 2022 driven by higher profitability as a result of favorable product mix, benefits of restructuring actions, and working capital converting to cash. The company will continue to manage working capital and the balance sheet to support normal operating needs and to fund restructuring actions."

1Q22 Segment Results versus 1Q21

(in millions USD)	Net Sales				Operating Income (Loss)
	1Q22	1Q21	Reported % Change	Constant Currency % Change	1Q22	1Q21	% Change
Europe	$118.1	$112.8	4.7%	11.2%	$3.2	$3.8	(15.8)%
North America	75.3	76.0	(0.9)	(0.9)	(8.3)	(2.4)	(251.0)
All Other	7.6	7.5	1.8	8.2	(7.7)	(5.6)	(37.0)

Consolidated reported net sales grew year-over-year despite ongoing supply chain challenges. Each region incurred varying levels of disruptions which impacted the timely receipt of inventory, limited the conversion of orders to shipments, and resulted in unfavorable costs. In 1Q22, the company experienced brief but significant Omicron-related impacts, such as short-term absenteeism across its operations and suppliers, causing inefficiencies that affected gross margin. In addition, material and freight costs were significantly higher compared 1Q21, when input costs were at more normalized levels. The company continues to implement pricing actions, product rationalization, and restructuring actions to improve business results. While such actions continue to trail escalating costs in all regions, we expect increased effectiveness expected to drive sequential improvement throughout the remainder of 2022.

At a segment level, Europe achieved reported and constant currency net sales growth driven by strong sales of mobility & seating and lifestyle products, despite supply chain challenges. In North America, revenues declined slightly as double-digit growth in sales of mobility & seating products was offset by lower sales of lifestyle and respiratory products as a result of specific component availability issues. And sales in the Asia Pacific region, reported in All Other, achieved reported and constant currency net sales growth led by sales of respiratory and lifestyle products.

SG&A expense increased primarily due to IT expenses being classified as operating costs as a result of a temporary pause in the ERP roll-out in 2022 as restructuring actions are implemented. Previously, these IT costs were being classified as capital expenditures and are included in All Other.

Transforming for the Future

The company recognizes the short-term impact of the macro-economic challenges and supply chain disruptions that the industry is facing. In order to enhance competitiveness and set the company up for long-term success, this transformative time is an opportunity to rethink how to continue evolving the business. To meet future demands, create value, and improve the customer experience, the company anticipates to evolve by executing restructuring actions that are expected to improve the cost structure, lower the cost to serve, and increase profitability in 2022 by:

•Streamlining and reducing unnecessary layers in the organization, resulting in lower cost to service, primarily driven by headcount reductions;
•Improving gross profit through portfolio rationalization in alignment with the changing needs of customers, favorable sales mix, and price increases to offset higher input costs; and
•Optimizing the real estate portfolio including the manufacturing, assembly and distribution footprint to mitigate supply chain challenges and drive reduced costs.

The company expects the majority of these actions to be completed in 2022 and, once complete, result in annual savings of at least $20 million funded by estimated restructuring charges of $15 million to be incurred during the year, primarily related to severance costs.

In 1Q22, the company executed actions that are expected to reduce operating expenses and improve profitability. In Europe, the actions were primarily related to headcount reductions at its Swiss headquarters. The expected annual savings is approximately $3 million, with approximately $2 million to be realized in the second half of 2022. In North America, as one of many strategic steps to return the region to profitability, the company executed actions primarily related to headcount reductions. The expected annual savings is approximately $3 million, with approximately $2 million to be realized over the remainder of 2022. As a result, the company incurred total restructuring charges in 1Q22 of approximately $4 million and expects to make cash payments in the same amount, with the majority of the severance costs related to these actions to be paid in 2022.

In May 2022, the company announced actions to improve the cost structure by streamlining its operations in the U.S., primarily related to headcount reductions. As a result, the company anticipates annual savings of approximately $3 million, with approximately $2 million to be realized in 2022. The company will incur restructuring charges of approximately $1 million and expects to make cash payments in the same amount, primarily related to severance costs which will be paid out over the second and third quarters.

In the aggregate, strategic actions announced and implemented to date will result in approximately $5 million of restructuring costs, with the expected benefit of approximately $6 million in cost savings in 2022, and approximately $9 million in annual cost savings thereafter. As the year progresses, the company will provide updates on other transformative changes expected to accelerate profitability, improve the customer experience, and generate value in 2022 and beyond.

Full Year 2022 Guidance

As a result of the company participating in growing markets, strong product demand, continued elevated backlog, and with the consideration of the planned restructuring actions to improve profitability, the company reaffirms its financial guidance for the full year 2022, in which the company anticipates:

•Adjusted EBITDA (excluding the benefit of CARES Act loan forgiveness in 2021) and free cash flow to improve compared to the prior year;
•Sequential quarterly improvement for Adjusted EBITDA the balance of the year as the expected strategic actions take effect; and,
•Revenues to be flat or slightly lower compared to the prior year as the product portfolio is further optimized.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its first quarter 2022 financial results on Tuesday, May 10, 2022 at 8:30 AM ET. Those wishing to participate via webcast can access the event at https://event.on24.com/wcc/r/3726050/5086CD0F43EE13E22A1B83D66E85F0B4. Those wishing to participate via telephone can dial 844-200-6205, or for international callers 929-526-1599, and enter Conference ID 613909. A copy of the webcast slide deck will be posted to https://global.invacare.com/investor-relations prior to the webcast and an achieve will be posted 24 hours after the call. A recording of the conference call can be accessed by dialing 929-458-6194 and entering the Conference ID Code 041270, through May 24, 2022.

Upcoming Investor Events

•July 12, 2022 - CJS Securities New Ideas Summer Conference (Greenwich, CT)

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest, and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors, and government health services in North America, Europe, and Asia Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, statements related to the expected effects on the company’s business of the COVID-19 pandemic; sales and free cash flow trends; the impact of contingency plans and cost containment actions; the company’s liquidity and working capital expectations; the company’s future financial results; and similar statements. Actual results may differ materially as a result of various risks and uncertainties, including the duration and scope of the COVID-19 pandemic, the pace of resumption of access to health care, including clinics and elective care, and loosening of public health restrictions, or any reimposed restrictions on access to healthcare or tightening of public health restrictions, which could impact the demand for the company’s products; global shortages in, or increasing costs for, transportation and logistics services and capacity; the availability and cost of needed products, components or raw materials from the company's suppliers; actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic or political or geopolitical crises, such as Russia's invasion of Ukraine, and actions taken in response, on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth, including negative conditions attributable to inflationary economic conditions; the effects of steps the company takes to reduce operating costs; the inability of the company to sustain profitable sales growth, achieve anticipated improvements in segment operating performance, convert high inventory levels to cash or reduce its costs; lack of market acceptance of the company's new product innovations; potential adverse effects of revised product pricing and/or product surcharges on revenues or the demand for the company's products; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, in particular the key elements of its growth plans, such as new product introductions, commercialization plans, additional investments in demonstration equipment, product distribution strategy in Europe, supply chain actions and global information technology outsourcing and ERP implementation activities; possible adverse effects on the company's liquidity, including the company's ability to address future debt maturities or other obligations; increases in interest rates or the costs of borrowing; adverse changes in government and third-party payor reimbursement levels and practices; decreased availability or increased costs of materials which could increase the company's cost of producing or acquiring the company's products, including the adverse impacts of tariffs and increases in commodity costs or freight costs; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of the company's facilities at any time and governmental enforcement actions; exchange rate fluctuations, particularly in light of the relative importance of the company's foreign operations to its overall financial performance; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) - (UNAUDITED)

(In thousands, except per share data)	Three Months Ended
	March 31
	2022	2021
Net sales	$200,988	$196,202
Cost of products sold	153,259	141,564
Gross Profit	47,729	54,638
Selling, general and administrative expenses	60,564	58,821
Charges related to restructuring activities	3,790	1,552
Operating Loss	(16,625)	(5,735)
Loss on debt extinguishment including debt finance charges and fees	—	709
Interest expense - net	6,252	5,730
Loss Before Income Taxes	(22,877)	(12,174)
Income tax provision	1,320	1,870
Net Loss	(24,197)	(14,044)

Net Loss per Share—Basic	$(0.69)	$(0.41)

Weighted Average Shares Outstanding—Basic	35,046	34,495

Net Loss per Share—Assuming Dilution *	$(0.69)	$(0.41)

Weighted Average Shares Outstanding—Assuming Dilution	35,419	35,210
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* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA(c)

	Three Months Ended
(In thousands)	March 31
	2022	2021
Net Loss	$(24,197)	$(14,044)
Income tax provision	1,320	1,870
Interest expense - net	6,252	5,730
Loss on debt extinguishment including debt finance charges and fees	—	709
Operating Loss	(16,625)	(5,735)
Depreciation and amortization	3,942	4,079
EBITDA	(12,683)	(1,656)
Charges related to restructuring activities	3,790	1,552
Stock compensation expense (benefit)	310	1,580
Adjusted EBITDA(c)	$(8,583)	$1,476

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"Adjusted EBITDA(c)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in two primary business segments: North America and Europe with each selling the company's primary product categories, which includes: lifestyle, mobility and seating and respiratory therapy products. Sales in Asia Pacific, which do not meet the quantitative criteria for determining reportable segments, are reported in All Other and include products similar to those sold in North America and Europe. Intersegment revenue for reportable segments was $15,531,000 for the three months ended March 31, 2022 compared to $19,503,000 for the three months ended March 31, 2021. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended
(In thousands)	March 31
	2022	2021	Change
Revenues from external customers
Europe	$118,079	$112,775	$5,304
North America	75,319	75,974	(655)
All Other (sales in Asia Pacific)	7,590	7,453	137
Consolidated	$200,988	$196,202	$4,786

Operating income (loss)
Europe	$3,225	$3,832	$(607)
North America	(8,336)	(2,375)	(5,961)
All Other	(7,724)	(5,640)	(2,084)
Charges related to restructuring activities	(3,790)	(1,552)	(2,238)
Consolidated operating loss	(16,625)	(5,735)	(10,890)
Loss on debt extinguishment including debt finance charges and fees	—	(709)	709
Net interest expense	(6,252)	(5,730)	(522)
Loss before income taxes	$(22,877)	$(12,174)	$(10,703)

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“All Other” consists of operating income (loss) associated with the company's businesses in the Asia Pacific region and unallocated corporate selling, general and administrative ("SG&A") expenses and intersegment eliminations, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales changes by segment as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)) for the periods referenced below. The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended March 31, 2022 compared to March 31, 2021:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	4.7%	(6.5)%	11.2%
North America	(0.9)	—	(0.9)
All Other (sales in Asia Pacific)	1.8	(6.4)	8.2
Consolidated	2.4%	(4.0)%	6.4%

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"Constant currency net sales(a)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
(In thousands)	March 31, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$52,337	$83,745
Trade receivables, net	106,377	117,115
Installment receivables, net	287	218
Inventories, net	147,354	144,274
Other current assets	44,127	40,036
Total Current Assets	350,482	385,388
Other Assets	5,636	5,362
Intangibles, net	26,116	26,356
Property and Equipment, net	58,940	60,921
Finance Lease Assets, net	61,703	63,029
Operating Lease Assets, net	11,942	12,600
Goodwill	352,453	355,875
Total Assets	$867,272	$909,531
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$121,107	$130,036
Accrued expenses	97,967	102,971
Current taxes payable	4,147	3,914
Current portion of long-term debt	2,815	3,107
Current portion of finance lease obligations	3,056	3,009
Current portion of operating lease obligations	4,110	4,217
Total Current Liabilities	233,202	247,254
Long-Term Debt	309,054	305,022
Long-Term Obligations - Finance Leases	62,689	63,736
Long-Term Obligations - Operating Leases	7,764	8,234
Other Long-Term Obligations	65,255	66,796
Shareholders’ Equity	189,308	218,489
Total Liabilities and Shareholders’ Equity	$867,272	$909,531

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW(d)

	Three Months Ended
(In thousands)	March 31
	2022	2021
Net cash used by operating activities	$(27,698)	$(13,760)
Plus:
Sales of property and equipment	5	23
Less:
Purchases of property and equipment	(2,131)	(4,118)
Free Cash Flow(d) (usage)	$(29,824)	$(17,855)

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"Free Cash Flow(d) is a non-GAAP financial measure, which is defined at the end of this press release.

Definitions of Non-GAAP Financial Measures
(a) "Constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this press release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three months ended March 31, 2022 and March 31, 2021, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as selling, general and administrative ("SG&A") expense excluding the impact of foreign currency translation. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(c) "Adjusted EBITDA" is a non-GAAP financial measure, which is defined as earnings before interest, taxes, depreciation and amortization and calculated as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, net gain or loss on debt extinguishment including debt finance charges and fees, asset write-downs related to intangible assets, impairment of goodwill, net gain on sale of business, and depreciation and amortization, as further adjusted to exclude charges related to restructuring activities, stock compensation expense and gain on CARES Act forgiveness. It should be noted that the company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Income (Loss) to Adjusted EBITDA” table included in this press release.
(d) "Free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. The company believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Provided (Used) by Operating Activities to Free Cash Flow” table included in this press release.